Exhibit 5.1



                         WEIL, GOTSHAL AND MANGES LLP
      A Limited Liability Partnership Including Professional Corporations
                               767 Fifth Avenue
                            New York, NY 10153-0119

                                March 19, 1999

Snyder Communications, Inc.
6903 Rockledge Drive, 15th Floor
Bethesda, Maryland 20817

Ladies and Gentlemen:

            We have acted as counsel to Snyder Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"). Terms defined in the Registration Statement and not otherwise defined herein are used herein with the meanings as so defined.

            In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

            In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 676,829 shares of common stock, par value $0.001 per share, of the Company to be issued by the Company as contemplated by the Registration Statement have been duly authorized and, when issued as contemplated by the Registration Statement and in accordance with the terms of
(i) the 1995 Incentive and Nonqualified Stock Option Plan for Key Employees of R.A.B. Advertising Inc. and Certain Other Individuals and the Agreement and Plan of Merger, dated as of December 31, 1997, among the Company, Snyder G A Acquisition, Inc. and Blau Marketing Technologies, (ii) the Arnold Fortuna Lawner & Cabot Inc. Incentive Stock Option Plan and the Agreement and Plan of Merger, dated as of March 25, 1998, among the Company, Snyder AR Acquisition, LLC, Arnold Communications, Inc. and the voting stockholders of Arnold Communications, Inc. party thereto, (iii) the Response Marketing Group, LLC Option Plan for Employees and the Agreement and Plan of Merger, dated as of October 1, 1998, among the Company, Snyder RM Acquisition, LLC, Snyder RA Acquisition, LLC, Response Marketing Group, LLC, the members of Response Marketing Group, LLC, Response Analytics, Inc. and the shareholders of Response Analytics, Inc., and (iv) certain agreements relating to the grant of options to employees of National Sales Services, Inc. and the Agreement and Plan of Merger, dated as of November 24, 1998, among the Company, Snyder N Acquisition, Inc., National Sales Services,Inc. and Paul J. McMahon, the sole stockholder of National Sales Services, Inc., against payment of the exercise price therefore will be validly issued, fully paid and nonassessable.





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            The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Weil, Gotshal & Manges LLP
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                                          Weil, Gotshal & Manges LLP